FOR IMMEDIATE RELEASE


                        FEDERAL TRADE COMMISSION REQUESTS
                   ADDITIONAL INFORMATION FROM COMCAST AND QVC





                   Philadelphia, PA and West Chester, PA, -- August 25,

         1994 -- Comcast Corporation and QVC, Inc. announced today that the Federal Trade Commission has issued a request to Comcast and QVC to provide additional information regarding the pro-

         posed acquisition by Comcast and Liberty Media Corporation, a wholly-owned subsidiary of TeleCommunications, Inc., of the stock of QVC pursuant to a tender offer commenced on August

         11th.  The tender offer is being made through an acquisition vehicle, QVC Programming Holdings, Inc., of which Comcast and

         Liberty will own 57.4% and 42.6%, respectively, following con-

         summation of the tender offer.  The request will extend the waiting period under the Hart-Scott-Rodino Antitrust Improve-

         ments Act until 10 days after the requested information is pro-

         vided by Comcast.


                   In order to comply with the additional requirements

         of the Hart-Scott-Rodino Act, each of Comcast and Liberty was required to file a separate notification in connection with the contemplated ownership by Comcast and Liberty of the tender offer acquisition vehicle, QVC Programming Holdings, Inc.  The waiting period applicable to that transaction currently is scheduled to expire on Thursday, September 8, 1994.  Prior to

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         such date, the Antitrust Division of the Department of Justice or the Federal Trade Commission may extend the waiting period by requesting additional information.  If a request is made,

         the waiting period will be extended until 20 days after the requested information is provided by all parties that receive the request.


                   The tender offer may not be consummated until each of

         the waiting periods under the Hart-Scott-Rodino Act has ex-

         pired.


                   Comcast Corporation is principally engaged in the

         development, management and operation of cable communications networks.  The Company's consolidated and affiliated operations served approximately 3.0 million cable subscribers at June 30,

         1994.  After completion of the acquisition of Maclean Hunter's

         United States cable properties, Comcast's consolidated and pro-

         rated affiliated operations will serve approximately 3.5 mil-

         lion cable subscribers, making it the third largest cable op-

         erator in the country.  Comcast provides cellular telephone services in the Northeast United States to markets encompassing a population in excess of 7.4 million.  The Company also has investments in cable programming, telecommunications systems,

         and international cable and telephony franchises.


                   Comcast's Class A and Class A Special Common Stock

         are traded on The Nasdaq Stock Market under the symbols CMCSA and CMCSK, respectively.

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                   QVC, Inc. is the world's largest electronic retailer,

         reaching more than 50 million homes across the United States and an additional 17 million households through joint ventures in the United Kingdom and Mexico.  QVC is traded on The Nasdaq

         Stock Market under the symbol QVCN.


         FOR FURTHER INFORMATION CONTACT:

         Comcast Corporation
         John R. Alchin
         Senior Vice President and Treasurer
         (215) 981-7503

         Kathleen S. Jacoby
         Director, Investor Relations
         (215) 981-7392

         QVC. Inc.
         Investors:
         William F. Costello
         Executive Vice President - Chief Financial Officer
         (610) 430-8938

         Media:
         Donald A. Van de Mark
         Director of Corporate Communications
         (610) 429-5666




















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